Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Paychex, Inc., a Delaware corporation (the “Company”), and Jonathan J. Judge (the “Executive”) as of the 30th day of November, 2007.
     WHEREAS, the Company desires to employ Executive as Company’s President and Chief Executive Officer on the terms and conditions set forth herein, and Executive desires to be so employed by Company;
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Employment Period. Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by Company, subject to the terms and conditions of this Agreement, for a term commencing on November 30, 2007 (the “Effective Date”), and, unless sooner terminated as provided herein, continuing for a period of three (3) years (the “Employment Period”).
     2. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer of Company, reporting directly to Company’s Board of Directors (the “Board”), with such authority, duties and responsibilities as are commensurate with such position. Executive shall serve as a member of the Board subject to annual shareholder approval.
     3. Compensation.
          (a) Base Salary. During the Employment Period, Executive shall receive an annual base salary of $915,000, paid bi-weekly on Fridays (the “Annual Base Salary”). The amount of the Annual Base Salary shall be reviewed annually and increased by such amount, if any, as may be determined by the Governance and Compensation Committee of the Board. In no event will the Annual Base Salary be reduced below $915,000.
          (b) Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”). For Company’s fiscal year 2008, Executive will be entitled to an Annual Bonus pursuant to the 2007-2008 Officer Performance Incentive Award Agreement, which is incorporated herein by reference. In addition, Executive will be eligible for a qualitative bonus of up to 20% of Annual Base Salary as determined by the Governance and Compensation Committee of the Board in its sole discretion. For subsequent periods during the Employment Period, Annual Bonus plans and objectives will be subject to prior review and input by Executive, but shall be determined at the sole discretion of the Governance and Compensation Committee of the Board. It is anticipated that Annual Bonus plans and objectives for such subsequent periods will generally follow the plans and objectives as applicable for Company’s fiscal year 2008.

          (c) Equity Compensation Grants. In conjunction with the annual review process for Company’s executive officers, the Governance and Compensation Committee will review Executive’s compensation plan and may, in its sole discretion, grant equity awards based upon (i) Executive’s performance, and/or (ii) share or option pool availability.
          (d) Expenses. During the Employment Period, Executive shall be entitled to reimbursement for all reasonable expenses incurred by Executive associated with the conduct of Company’s business in accordance with Company’s policies.
          (e) Other Benefits. During the Employment Period, Executive shall be entitled to participate in:
     (i) Company’s medical and dental insurance, life / AD&D insurance, long term disability insurance and 401k plan;
     (ii) Company’s deferred compensation plan for senior executives;
     (iii) Healthcare benefits for Executive and members of his family which are integral to Company’s standard benefit schemes;
     (iv) D&O insurance and indemnification consistent with the coverage provided to other directors and officers; and
     (v) All other standard benefits available to Company’s senior executive employees, including vacation entitlements, sick leave, paid holidays and floating holidays, according to Company’s standard benefit schemes.
     4. Termination of Employment.
          (a) Cause. Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean (i) dereliction of duty (after notice and a reasonable opportunity to cure, to the extent curable), (ii) conviction for a felony, (iii) willful misconduct; or (iv) failure to follow a lawful directive from the Board of Directors (after notice and a reasonable opportunity to cure, to the extent curable).
          (b) Good Reason. Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) failure of Company to make any payments or equity grants to Executive or any other material breach by Company of its obligations to Executive within 30 days after the same shall be due, and (ii) any material reduction in Executive’s duties, authority or responsibilities.

     5. Obligations of the Company upon Termination.
          (a) Good Reason; Other Than for Cause. If, during the Employment Period, Company shall terminate Executive’s employment other than for Cause or Executive shall terminate employment for Good Reason:
               (i) Earned and unpaid compensation and expenses will be paid within 30 days of the Date of Termination. Company shall pay to Executive, upon the expiration of six months after the Date of Termination, or as soon thereafter as is administratively feasible, but no longer than ninety days after such due date, the aggregate of one (1) year’s Annual Base Salary, plus an Annual Bonus determined at the same percentage of Plan as was the case for the bonus determination for the immediately preceding fiscal year (and without pro-ration).
               (ii) Any options, restricted stock or other equity granted prior to July 1, 2007 that have not previously vested shall vest and become exercisable immediately. Provided, however, that if such termination occurs within one (1) year after a Change of Control, any options, restricted stock or other equity shall vest and become exercisable immediately, regardless of when granted. For purposes of this provision, Change of Control is defined as: the acquisition by any person or entity of at least 50% of the voting shares of Paychex; a consolidation or merger involving Paychex in which Paychex is not the surviving entity; the sale, lease or exchange of all or substantially all of the company’s assets; or shareholder approval of a plan of liquidation or dissolution of Paychex.
               (iii) The Company will pay the full cost of COBRA premiums for medical insurance benefits pursuant to the benefit plans in effect at the time of the termination for twelve months following the Date of Termination.
          (b) Cause; Other than for Good Reason. If Executive’s employment is terminated during the Employment Period (i) by Company for Cause, or (ii) by Executive without Good Reason, this Agreement shall terminate without further obligations of Company to Executive or his legal representatives under this Agreement, other than Company’s obligations for accrued salary, vacation and any earned and unpaid bonus.
     6. Confidential Information.
          (a) Executive shall hold in a fiduciary capacity for the benefit of Company all secret or confidential information, knowledge or data relating to Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Company. After termination of Executive’s employment with Company, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it.

          (b) In the event of a breach or threatened breach of this Section 6, Executive agrees that Company shall be entitled to injunctive relief to remedy any such breach or threatened breach. Executive acknowledges that damages would be inadequate and insufficient. This Section 6 shall survive any termination of Executive’s employment or of this Agreement.
     7. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The exclusive jurisdiction and venue of any action arising out this Agreement shall be New York State Supreme Court, County of Monroe.
          (b) The Company shall be entitled to withhold from any amounts payable hereunder such amount or amounts, if any, as are required by law and to the extent permissible under Section 409A of the Internal Revenue Code, including withholdings from cash payments at the time payment is made or share withholding, as necessary, to satisfy tax obligations upon vesting of equity awards. It is intended that the payments and benefits provided for by this Agreement (including all amendments thereto) either comply with or are exempt from the requirements of Section 409A of the Code, and this Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intention.
          (c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	If to Company:

Jonathan J. Judge	Paychex, Inc.
**	911 Panorama Trail South
**	Rochester, New York 14625
Attention: Chief Financial Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Company represents and warrants that the execution, delivery and performance of this Agreement have been duly authorized and that it is legal, valid and binding upon the Company.
          (f) This Agreement constitutes the entire agreement between Company and Executive and supersedes any other agreements or understandings, whether written or oral, which relate to the subject matter hereof.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Governance and Compensation Committee as authorized by the Board of Directors, Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Paychex, Inc.

By:	/s/ John M. Morphy

John Morphy Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

/s/ Jonathan J. Judge

Jonathan J. Judge